Exhibit 4.29

CLIFFORD CHANCE US LLP

INTERNATIONAL GAME TECHNOLOGY
as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

5.35% NOTES DUE 2023

AMENDMENT NO. 3
DATED AS OF APRIL 23, 2015

TO THIRD SUPPLEMENTAL INDENTURE
DATED AS OF SEPTEMBER 19, 2013

SUPPLEMENTAL TO INDENTURE
DATED AS OF JUNE 15, 2009

AMENDMENT NO. 3 TO THIRD SUPPLEMENTAL INDENTURE, dated as of April 23, 2015 (this “Amendment No. 3”), between INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Trustee”).

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of June 15, 2009 (the “Base Indenture” and, together with the Third Supplemental Indenture, dated as of September 19, 2013 (the “Third Supplemental Indenture”), each as amended by Amendment No. 1 to Third Supplemental Indenture, dated as of April 7, 2015 (“Amendment No. 1”), Amendment No. 2 to Third Supplemental Indenture, dated as of April 22, 2015 (“Amendment No. 2”), and this Amendment No. 3 and as further amended or supplemented from time to time, the “Indenture”), which provides for the issuance of debt securities in an unlimited aggregate principal amount from time to time in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture and the Third Supplemental Indenture, the Company established and issued a series of its Securities designated as its 5.35% Notes due 2023 (the “2023 Notes”);

WHEREAS, Section 9.2 of the Base Indenture provides that the Company and the Trustee, may from time to time and at any time enter into a supplemental indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series affected by such supplemental indenture at the time Outstanding;

WHEREAS, this Amendment No. 3 effects the following change to the Base Indenture, which has been consented to by the Holders of not less than a majority in aggregate principal amount of the 2023 Notes outstanding in accordance with Section 9.2 of the Base Indenture, to amend Section 5.3 of the Base Indenture with respect to the 2023 Notes to permit reporting by International Game Technology PLC, a public limited company incorporated under the laws of England and Wales (formerly known as Georgia Worldwide PLC) (“Holdco”), in lieu of the Company under certain circumstances, as described in the Change of Control Offer to Purchase and Consent Solicitation Statement distributed to Holders of 2023 Notes on April 9, 2015 (the “Offer and Solicitation Statement”); and

WHEREAS, all requirements necessary to make this Amendment No. 3 a valid, binding and enforceable instrument in accordance with its terms have been satisfied and performed, and the execution and delivery of this Amendment No. 3 has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Amendment No. 3, and the Company and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders of 2023 Notes, as follows:

Section 1.                                           Capitalized Terms.  Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

Section 2.                                           Effectiveness; Conditions Precedent. The Company represents and warrants to the Trustee that the conditions precedent to the amendments of the Indenture, including such conditions pursuant to Section 9.2 of the Base Indenture, have been satisfied in all respects. Pursuant to Section 9.2 of the Base Indenture, the Company has been authorized by a

Board Resolution to enter into this Amendment No. 3 and the Holders of not less than a majority in aggregate principal amount of the Outstanding 2023 Notes have consented to the amendments herein and have authorized and directed the Trustee to execute and deliver this Amendment No. 3. The Company and the Trustee are on this date executing this Amendment No. 3.

This Amendment No. 3 shall become effective and binding upon the Company, the Trustee and the Holders of 2023 Notes immediately upon its execution and delivery by the parties hereto on the date hereof. Notwithstanding the foregoing, the amendments set forth in Section 3 shall become inoperative if the Company or one or more of its Affiliates fails to pay the applicable Consent Payment (as defined in the Offer and Solicitation Statement) in respect of the 2023 Notes.

Section 3.                                           Indenture Amendments with the Consent of the Holders.  Pursuant to Section 9.2 of the Base Indenture and subject to Section 2 hereof, Section 5.3 of the Base Indenture is hereby amended with respect to the 2023 Notes by adding the following paragraph after clause (c):

“Notwithstanding the foregoing, if and for so long as the 2023 Notes are fully and unconditionally guaranteed by Holdco, the Company is permitted to elect to satisfy its obligations under clauses (a) and (b) of this Section 5.3 by delivering the corresponding reports, information and documents of Holdco within the timeframes set forth under such clauses (a) and (b).”

Section 4.                                           Ancillary Consents. The Holders of the 2023 Notes, by delivery of their Consents (as defined in the Offer and Solicitation Statement) (i) expressly authorize and direct the Trustee, without the further consent of such Holders, to amend and waive any and all other provisions of the Indenture (with respect to the 2023 Notes) and the 2023 Notes that would prohibit the consummation of any of the transactions contemplated by the amendments set forth in Section 3 hereof and expressly authorize such amendments notwithstanding any other provision of the Indenture and (ii) expressly authorize and direct the Trustee to enter into any and all amendments to the Indenture (with respect to the 2023 Notes) to permit and facilitate the amendments set forth in Section 3 hereof, in each case, to the extent such amendment is necessary or advisable to give effect to and/or reflect the amendments set forth in Section 3 hereof (including with respect to supplementing, modifying and amending the terms of the 2023 Notes in such a manner as necessary to make the 2023 Notes consistent with the Indenture). The Holders of the 2023 Notes, by delivery of their Consents, authorize the making of any and all changes to the Indenture (with respect to the 2023 Notes) and the 2023 Notes necessary to give effect to the amendments set forth in Section 3 hereof.

Section 5.                                           Conforming Changes. In accordance with Section 9.2 of the Base Indenture, the Holders of the 2023 Notes by delivery of their Consents, permit and approve any and all conforming changes (as determined in good faith by the Company and evidenced by an Officers’ Certificate), including conforming amendments and/or waivers, to the 2023 Notes and any related documents and any documents appended thereto that may be required by, or as a result of, this Amendment No. 3.

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Section 6.                                           Global Securities. Each Global Security representing 2023 Notes, with effect on and from the date hereof and subject to becoming operative, pursuant to Section 2 hereof shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Security consistent with the terms of the Indenture and giving effect to the amendments set forth in Section 3 hereof.

Section 7.                                           Ratification and Effect. Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Upon and after the execution of this Amendment No. 3, each reference to the Indenture in the Indenture shall mean and be a reference to the Indenture as modified and supplemented

Section 8.                                           Governing Law.  THIS AMENDMENT NO. 3 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 9.                                           Effect of Headings.  The section headings are for convenience only and shall not affect the construction hereof.

Section 10.                                    Conflicts.  To the extent of any inconsistency between the terms of the Indenture or any Global Security representing 2023 Notes and this Amendment No. 3, the terms of this Amendment No. 3 will control.

Section 11.                                    Entire Agreement.  This Amendment No. 3 constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

Section 12.                                    Successors.  All covenants and agreements in this Amendment No. 3 given by the parties hereto shall bind their successors.  The exchange of copies of this Amendment No. 3 and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Amendment No. 3 to the parties hereto and may be used in lieu of the original for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.                                    Miscellaneous.

(a)                                 In case any provision in this Amendment No. 3 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

(b)                                 The parties may sign any number of copies of this Amendment No. 3.  Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

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(c)                                  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment No. 3 or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signatures on following pages]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the date first written above.

Dated as of , 2015

INTERNATIONAL GAME TECHNOLOGY

	By:	/s/ Philip G. Satre
Name: Philip G. Satre
Title: President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

	By:	/s/ John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President

Signature Page to Amendment No.3

(2023 Notes)